FIFTH AMENDMENT TO PILGRIM POWER SALE
AGREEMENT BETWEEN BOSTON EDISON COMPANY
AND MONTAUP ELECTRIC COMPANY


        Boston Edison Company ("Boston Edison") and Montaup Electric Company ("Montaup") (Boston Edison and Montaup referred to hereafter as "Party" or "Parties" as the context requires) hereby enter into this Agreement dated this 11th day of June, 1999.

                               RECITALS

        WHEREAS, Boston Edison and Montaup are parties to a Fourth Amendment dated March 9, 1999, to an agreement dated August 1, 1972, as subsequently amended by agreements dated December 7, 1984, December 21, 1989, and November 18, 1998 relating to the sale of power by Boston Edison to Montaup from the Pilgrim Unit 1 nuclear power plant in Plymouth, Massachusetts (the August 1, 1972 agreement as amended by the December 7, 1984 and December 21, 1989 agreements hereafter referred to collectively as the "Power Sale Agreement"; the November 18, 1998 agreement referred to hereafter as the "Third Amendment"); and

        WHEREAS, Boston Edison and Montaup wish to amend the provisions of such Third and Fourth Amendments.

        NOW, THEREFORE, Boston Edison and Montaup hereby amend the provisions of the Third and Fourth Amendments as follows:

1. That the date "May 1, 1999," in Section 2 of the Fourth Amendment be deleted and the date "December 31, 1999, unless mutually agreed to otherwise" be inserted in lieu thereof.

2.      That the phrase "on, or as soon after January 1, 2000" be deleted in
Section 2(iii) of the Fourth Amendment and the phrase "on, or as soon after 180 days following the Effective Date" be inserted in lieu thereof.

3. With respect to the last sentence in Paragraphs 1, 2, and 3 of the Third Amendment, the following words in each are deleted: "such estimate shall be trued-up within sixty (60) days and shall be charged or credited, as the case may be, through the provisions of Paragraph 8 hereof" and the following words are inserted in place thereof: "such estimates shall be trued-up and shall be charged or credited, as the case may be.".

4. With respect to Paragraph 7 of the Third Amendment, the following is added at the end of the paragraph:

        Except with respect to the provision of information pursuant to Subparagraphs (a) and (b) of Paragraph 8B and notwithstanding anything else in this Fifth Amendment to the contrary, the Parties expressly agree that this Fifth Amendment does not add to or diminish the rights and obligations of Boston Edison and Montaup with respect to Montaup's complaint in FERC Docket No. EL99-42-000.

5. The following new Paragraphs 8A through 8D are added after the existing Paragraph 8 of the Third Amendment.

8A.     Use of estimates on the "Effective Date.

(a) The Parties expressly agree that the estimated figures shown on Appendices A, B and C to the Third Amendment, as the same have been approved by order of the Massachusetts Department of Telecommunications and Energy ("MDTE") issued March 22, 1 999 in Docket Nos. D.T.E. 98-119 et al., shall be the amounts due under Paragraphs 1, 2, and 3 on the Effective Date. However, the said estimated amounts shall be thereafter subject to an interim true-up and then a final true-up. The interim true-up shall be made within ninety days following the Effective Date and shall true-up on the books costs that were due on the Effective Date on the basis of the best estimated information reasonably available. The final true-up shall true-up all Pilgrim Unit 1 related costs referred to in the Third Amendment that are submitted by Boston Edison to the MDTE in its true-up filing that it currently expects to make during the fourth quarter of 1999. The final true-up will conform to the approval of such costs by the MDTE and shall be made within sixty days following any such approval in a final and non-appealable MDTE order. The Parties expressly agree that any costs disallowed by the MDTE cannot be billed to Montaup under the Residual Liability and Claims provisions of Paragraph 8 of the Third Amendment. Within ninety days after Boston Edison's tender of a true-up (either interim or final) to Montaup, Boston Edison shall pay to Montaup any net excess of the estimated amounts due over the actual amounts due and Montaup shall pay to Boston Edison any net excess of the actual amounts due over the estimated amounts due. Any net excess payment due pursuant to the preceding sentence shall be increased by interest calculated in accordance with Section 35.19a of the FERC's regulations from and after the date such payment is due (i.e., ninety days after the tender of the true-up) until such time as such payment is actually made.

(b) Boston Edison expressly agrees that in connection with the true-ups to be performed hereunder, it shall provide Montaup a final accounting and written explanation thereof on the day such true-up is made, together with supporting documentation and detail.

8B      Provision of Information.

(a) Boston Edison agrees to provide to Montaup such information as Montaup may reasonably require to determine the accuracy and/or conformity with contractual obligations of bills, payments, accounting (including any final accounting and true-up) , adjustments, and refunds for credits, reimbursements or other compensation to, charges or costs incurred by, or claims against Montaup under Paragraphs 1, 2, 3, 6 and 8 of the Third Amendment.

(b) With respect to and prior to the resolution of the subparagraph (a) issues, Boston Edison will maintain books of account and records in accordance with the requirements of the Federal Power Act, other applicable statutes and generally accepted accounting principles, and shall make the same available for examination by Montaup upon its reasonable request. The annual reports and opinions of Boston Edison's auditors with respect to the subparagraph (a) issues shall be provided to Montaup.

(c) The parties shall use reasonable efforts to resolve all issues with respect to the amounts due under each of the said Paragraphs by December 31, 1999 if the Effective Date is on or before July 31, 1999, or within five (5) months following the Effective Date if the Effective Date occurs later than July 31, 1999. Those efforts shall include reasonable efforts to attempt to reach agreement regarding the matters at issue in Docket No. EL99-42-000 and any other charges incurred by Montaup under the Power Sale Agreement from and after January 1, 1998 through the Effective Date which would affect the amount due under Paragraph 6.

(d) Montaup shall be notified in writing by Boston Edison within thirty days of its receipt of any refunds, credits, reimbursements or other compensation which it is required to remit to Montaup under Paragraph 8.

8C      Other adjustments.

        Montaup shall have the right to challenge any amounts due under Paragraphs 1, 2, and 3 after the Paragraph 8A true-up has been performed and under Paragraphs 6 and 8 as inaccurate or as not in conformity with the Parties' contractual obligations, and to invoke arbitration or to bring any court or administrative action of the same. That right with respect to Paragraphs 1, 2, and 3 shall terminate one year from the date of the final true-up referred to in Paragraph 8A. That right with respect to Paragraph 6 shall terminate one year after the later of (i) sixty days after the Effective Date, or (ii) Boston Edison's issuance of the final accounting referred to in Paragraph 6. That right, with respect to Paragraph 8, shall terminate with respect to each adjustment made under Paragraph 8 one year after the adjustment is made. In the event either Party invokes arbitration hereunder, the same shall be conducted pursuant to the terms of the arbitration provisions of Section D-1 of the Power Sale Agreement. If it shall be determined that Montaup has made an overpayment or an underpayment, then within thirty days after the final determination thereof, Boston Edison shall refund to Montaup or Montaup shall pay to Boston Edison the amount of any such overpayment or underpayment, respectively, with interest calculated in accordance with Section 35.19a of the FERC's regulations from and after the date of any: (i) true-up payments made under Paragraphs 1,2 and 3; (ii) final accounting payments made under Paragraph 6; or (iii) residual liability and claims adjustment payments made under Paragraph 8.

5. Miscellaneous. Except as expressly provided herein, the Third and Fourth Amendments shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives as of the date first above written.

BOSTON EDISON COMPANY

By:  /s/Douglas S. Horan
Name:  Douglas S. Horan
Title:  Senior Vice President and General Counsel


MONTAUP ELECTRIC COMPANY

By:  /s/Robert G. Powderly
Name:   Robert G. Powderly
Title:  Executive Vice President